NEWS RELEASE	For immediate release

California Resources Corporation Announces Results as of the Early Participation Time in its Offers to Exchange Outstanding Senior Notes for New 8.00% Senior Secured Second Lien Notes Due 2022
December 2, 2015 LOS ANGELES -- California Resources Corporation (NYSE: CRC) today announced the early participation results of its private offers to exchange (the “Exchange Offers”) up to $2.8125 billion aggregate principal amount (the “Maximum Exchange Amount”) of its outstanding 5.0% Senior Notes due 2020 (the “5% Notes”), 5.5% Senior Notes due 2021 (the “5½% Notes”) and 6.0% Senior Notes due 2024 (the “6% Notes” and together with the 5% Notes and the 5½% Notes, the “Old Notes”) held by Eligible Holders (as defined below), for newly issued 8.00% Senior Secured Second Lien Notes due 2022 (the “New Secured Notes”).

As of 5:00 p.m. New York City time on December 1, 2015, (the “Early Participation Time”) approximately $3,653,296,000 in aggregate principal amount of the Old Notes, representing 73.07% of the outstanding principal amount of the Old Notes, had been validly tendered (and not validly withdrawn) pursuant to the Exchange Offers.

Because the aggregate principal amount of Old Notes validly tendered (and not validly withdrawn) at or before the Early Participation Time exceeded the Maximum Exchange Amount, CRC will accept Old Notes tendered prior to the Early Participation Time on a pro rata basis as provided in the Offering Memorandum (as defined below) and will not accept any Old Notes tendered after the Early Participation Time. Based on participation to date, approximately 77% of Old Notes validly tendered in the Exchange Offers will be accepted for exchange.

Withdrawal rights expired on November 25, 2015 at 5:00 p.m. New York City time. Accordingly, Eligible Holders who have previously tendered their Old Notes can no longer validly withdraw those notes from the Exchange Offers, except to the extent required by law.

For each $1,000 in principal amount of Old Notes validly tendered (and not validly withdrawn) at or prior to the Early Participation Time and accepted for exchange by CRC, each Eligible Holder will receive “Total Exchange Consideration” consisting of $800 in principal amount of the New Secured Notes, which includes the “Early Participation Premium” of $50 in principal amount of New Secured Notes.

The Exchange Offers will expire at 11:59 p.m., New York City time, on December 10, 2015, unless extended by CRC (the “Expiration Time”).

In addition to the Total Exchange Consideration, CRC will pay in cash accrued and unpaid interest on Old Notes accepted in the Exchange Offers from the applicable last interest payment date to, but not including, the settlement date for the Exchange Offers, which we currently expect to be on or about December 15, 2015 (the “Settlement Date”). Interest on the New Secured Notes will accrue from the Settlement Date.

The Exchange Offers are being conducted upon the terms and subject to the conditions set forth in the offering memorandum, dated November 12, 2015 (the “Offering Memorandum”), the related letter of transmittal, and the press release issued by CRC on November 27, 2015, in connection with the Exchange Offers. Documents relating to the Exchange Offers have only been, and will continue to only be, distributed to “Eligible Holders” of Old Notes who complete and return an eligibility form confirming that they are either a “qualified institutional buyer” under Rule 144A or not a “U.S. person” under Regulation S for purposes of applicable securities laws.

The consummation of the Exchange Offers is subject to, and conditional upon, the satisfaction or waiver of certain conditions, including, among other things, the entry into a security agreement and related intercreditor agreement whereby the New Secured Notes and related guarantees will be secured by a second-priority lien on assets of CRC and certain of its material subsidiaries. The New Secured Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. The New Secured Notes may not be offered or sold within the United States, absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or a solicitation of any offer to buy any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to Rule 135c under the Securities Act.

About California Resources Corporation

California Resources Corporation is the largest oil and natural gas exploration and production company in California on a gross-operated basis. The Company operates its world class resource base exclusively within the State of California, applying integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation focuses on safely and responsibly supplying affordable energy for California by Californians.

Contacts:

Scott Espenshade (Investor Relations)	Margita Thompson (Media)
818 661-6010	818 661-6005
Scott.Espenshade@crc.com	Margita.Thompson@crc.com

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